Exhibit 99.2
McDonald's Corporation
Supplemental Information
Quarter and Year Ended December 31, 2013

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation for the quarter and year ended December 31, 2013. This exhibit should be read in conjunction with Exhibit 99.1.
Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results, because they believe this better represents the Company's underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation (Cost)

Quarters Ended December 31,	2013	2012	2013
Revenues	$7,093.2	$6,952.1	$(21.2)
Company-operated margins	815.6	827.3	(4.8)
Franchised margins	1,927.2	1,901.0	(12.4)
Selling, general & administrative expenses	627.8	624.5	(1.4)
Operating income	2,200.4	2,197.8	(22.0)
Net income	1,397.0	1,396.1	(14.6)
Earnings per share-diluted	$1.40	$1.38	$(0.01)

			Currency Translation (Cost)

Years Ended December 31,	2013	2012	2013
Revenues	$28,105.7	$27,567.0	$(29.4)
Company-operated margins	3,295.6	3,378.8	(6.9)
Franchised margins	7,607.1	7,437.5	(42.9)
Selling, general & administrative expenses	2,385.6	2,455.2	(4.7)
Operating income	8,764.3	8,604.6	(66.4)
Net income	5,585.9	5,464.8	(52.4)
Earnings per share-diluted	$5.55	$5.36	$(0.05)
Foreign currency translation had a negative impact on consolidated operating results for the quarter and year due to the weaker Australian Dollar, Japanese Yen and many other foreign currencies, partly offset by the stronger Euro.
Net Income and Diluted Earnings per Share
For the quarter, net income was flat (increased 1% in constant currencies) at $1,397.0 million, and diluted earnings per share increased 1% (2% in constant currencies) to $1.40. Foreign currency translation had a negative impact of $0.01 on diluted earnings per share.
For the year, net income increased 2% (3% in constant currencies) to $5,585.9 million, and diluted earnings per share increased 4% (4% in constant currencies) to $5.55. Foreign currency translation had a negative impact of $0.05 on diluted earnings per share.
For the quarter and year, net income and diluted earnings per share growth in constant currencies were positively impacted by higher franchised margin dollars. For the year, results were also positively impacted by lower selling, general and administrative expenses, offset by lower Company-operated margin dollars. A decrease in diluted weighted average shares outstanding contributed to the growth in diluted earnings per share for both periods, more significantly for the year.

During the quarter, the Company repurchased 5.4 million shares of its stock for $518.2 million, bringing total purchases for the year to 18.7 million shares or $1.8 billion. In addition, the Company paid a quarterly dividend of $0.81 per share or $803.8 million, bringing the total dividends paid for the year to $3.1 billion.
Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
REVENUES
Dollars in millions

Quarters Ended December 31,	2013	2012	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,114.7	$1,135.7	(2)%	(2)%
Europe	2,093.6	1,991.5	5	4
APMEA*	1,338.7	1,317.2	2	3
Other Countries & Corporate**	197.3	214.0	(8)	(2)
Total	$4,744.3	$4,658.4	2%	2%

Franchised revenues
U.S.	$1,076.7	$1,076.9	0%	0%
Europe	827.4	766.1	8	4
APMEA	272.2	275.8	(1)	9
Other Countries & Corporate	172.6	174.9	(1)	7
Total	$2,348.9	$2,293.7	2%	3%

Total revenues
U.S.	$2,191.4	$2,212.6	(1)%	(1)%
Europe	2,921.0	2,757.6	6	4
APMEA	1,610.9	1,593.0	1	4
Other Countries & Corporate	369.9	388.9	(5)	2
Total	$7,093.2	$6,952.1	2%	2%

Years Ended December 31,	2013	2012	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$4,512.3	$4,530.3	0%	0%
Europe	8,137.7	7,850.1	4	3
APMEA	5,424.8	5,349.7	1	2
Other Countries & Corporate	799.4	872.4	(8)	(6)
Total	$18,874.2	$18,602.5	1%	1%

Franchised revenues
U.S.	$4,339.0	$4,283.4	1%	1%
Europe	3,162.1	2,977.3	6	4
APMEA	1,052.4	1,041.4	1	8
Other Countries & Corporate	678.0	662.4	2	8
Total	$9,231.5	$8,964.5	3%	3%

Total revenues
U.S.	$8,851.3	$8,813.7	0%	0%
Europe	11,299.8	10,827.4	4	3
APMEA	6,477.2	6,391.1	1	3
Other Countries & Corporate	1,477.4	1,534.8	(4)	0
Total	$28,105.7	$27,567.0	2%	2%

*	APMEA represents Asia/Pacific, Middle East and Africa.

**	Other Countries & Corporate represents operations in Canada and Latin America, as well as Corporate activities.

•
Revenues: Revenues increased 2% (2% in constant currencies) for the quarter and year due to expansion, partly offset by weak comparable sales reflecting a muted response to customer-facing initiatives amid a highly competitive and sluggish Informal Eating Out ("IEO") segment across many markets.

•	U.S.: Revenues decreased for the quarter and were relatively flat for the year, reflecting negative comparable sales, offsetting the positive impact from expansion.

•
Europe: The constant currency increase in revenues for the quarter and year benefited from expansion, primarily in Russia (which is almost entirely Company-operated), and positive comparable sales performance in the U.K. and Russia, partly offset by negative results in Germany. The quarter also benefited from positive comparable sales in France.

•
APMEA: The constant currency increase in revenues for the quarter and year was driven by expansion in China and other markets. Revenue for both periods was also impacted by negative comparable sales, with China (which is mostly Company-operated) having a more significant impact for the year.

Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing, and generally to a lesser extent, product mix.
COMPARABLE SALES AND GUEST COUNTS

	Comparable Sales						Comparable Guest Counts
	Increase/ (Decrease)						Increase/ (Decrease)**
	Months Ended		Quarters Ended		Years Ended		Years Ended
	December 31, *		December 31,		December 31,		December 31,
	2013	2012	2013	2012	2013	2012	2013	2012
U.S.	(3.8)%	0.9%	(1.4)%	0.3%	(0.2)%	3.3%	(1.6)%	1.9%
Europe	0.5	(0.8)	1.0	(0.6)	0.0	2.4	(1.5)	(0.5)
APMEA	(2.1)	(3.1)	(2.4)	(1.7)	(1.9)	1.4	(3.8)	2.2
Other Countries & Corporate	5.8	5.1	6.9	5.4	7.0	7.7	0.4	3.0
Total	(1.2)%	0.0%	(0.1)%	0.1%	0.2%	3.1%	(1.9)%	1.6%

*
The number of weekdays and weekend days can impact reported comparable sales. The calendar shift/trading day adjustment varied by area of the world, ranging from (1.5%) to (0.2%) in December 2013. In addition, the timing of holidays can impact comparable sales.

**
Comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporary closed. In Europe, Germany was the significant contributor to the decline in comparable guest count performance. In APMEA, Japan accounted for half of the decline in comparable guest count performance.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES

	Month Ended		Quarter Ended		Year Ended
	December 31, 2013		December 31, 2013		December 31, 2013
	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	(3)%	(3)%	(1)%	(1)%	1%	1%
Europe	6	3	7	4	5	3
APMEA	(8)	2	(7)	2	(5)	3
Other Countries & Corporate	(1)	9	1	11	3	10
Total	(1)%	1%	0%	2%	1%	3%

FRANCHISED SALES
Dollars in millions

Quarters Ended December 31,	2013	2012	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$7,754.0	$7,779.8	0%	0%
Europe	4,609.9	4,279.5	8	4
APMEA	3,183.9	3,542.9	(10)	2
Other Countries & Corporate	2,157.8	2,109.2	2	12
Total*	$17,705.6	$17,711.4	0%	3%
Years Ended December 31,	2013	2012	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	$31,344.0	$31,062.4	1%	1%
Europe	17,736.7	16,857.4	5	3
APMEA	12,758.5	13,723.3	(7)	4
Other Countries & Corporate	8,411.3	8,044.2	5	12
Total*	$70,250.5	$69,687.3	1%	3%

*
Sales from developmental licensed restaurants or foreign affiliated markets where the Company earns a royalty based on a percent of sales were $3,777.7 million and $4,063.3 million for the quarters 2013 and 2012, respectively, and $15,013.4 million and $15,649.4 million for the years 2013 and 2012, respectively. Results were negatively impacted by the weaker Japanese Yen and Brazilian Real. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended December 31,	2013	2012	2013	2012	Inc/ (Dec)

Franchised
U.S.	83.2%	83.7%	$895.5	$901.6	(1)%	(1)%
Europe	78.0	79.1	645.7	605.7	7	3
APMEA	87.4	88.6	237.9	244.5	(3)	7
Other Countries & Corporate	85.8	85.3	148.1	149.2	(1)	7
Total	82.0%	82.9%	$1,927.2	$1,901.0	1%	2%
Company-operated
U.S.	19.0%	19.5%	$211.4	$221.6	(5)%	(5)%
Europe	19.4	19.1	406.7	379.7	7	6
APMEA	12.6	14.4	168.1	189.5	(11)	(8)
Other Countries & Corporate	15.0	17.0	29.4	36.5	(19)	(14)
Total	17.2%	17.8%	$815.6	$827.3	(1)%	(1)%

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Years Ended December 31,	2013	2012	2013	2012	Inc/ (Dec)

Franchised
U.S.	83.6%	83.9%	$3,625.7	$3,593.6	1%	1%
Europe	78.3	79.0	2,475.1	2,352.4	5	3
APMEA	87.7	88.8	922.9	924.5	0	8
Other Countries & Corporate	86.0	85.6	583.4	567.0	3	9
Total	82.4%	83.0%	$7,607.1	$7,437.5	2%	3%
Company-operated
U.S.	18.4%	19.5%	$830.4	$882.7	(6)%	(6)%
Europe	19.2	19.1	1,566.4	1,501.0	4	4
APMEA	14.2	15.9	770.7	848.7	(9)	(8)
Other Countries & Corporate	16.0	16.8	128.1	146.4	(12)	(10)
Total	17.5%	18.2%	$3,295.6	$3,378.8	(2)%	(2)%

•
Franchised: Franchised margin dollars increased $26.2 million or 1% (2% in constant currencies) for the quarter and increased $169.6 million or 2% (3% in constant currencies) for the year primarily due to expansion.

•	U.S.: The franchised margin percent decreased for the quarter and year due to higher depreciation related to reimaging and weak comparable sales.

•	Europe: The franchised margin percent decreased for the quarter and year due to higher rent expense in many markets and weak comparable sales primarily due to Germany.

•
APMEA: The franchised margin percent decreased for the quarter and year partly due to Japan's negative sales performance and the impact of the weaker Yen, which reduced its contribution to the segment's margin percent. In addition, the segment was negatively impacted by a decline in Australia's results.

•
Company-operated: Company-operated margin dollars decreased $11.7 million or 1% (1% in constant currencies) for the quarter and decreased $83.2 million or 2% (2% in constant currencies) for the year, reflecting weak comparable sales in many markets, which impacted our ability to overcome cost pressures.

•
U.S.: The Company-operated margin percent decreased for the quarter due to the impact of negative comparable guest counts and higher labor and commodity costs, partly offset by a higher average check. The year decreased primarily due to higher labor, commodity costs and other operating costs.

•
Europe: The Company-operated margin percent increased for the quarter and year due to the positive impact of sales performance in Russia, the U.K. and France, mostly offset by higher commodity and occupancy costs.

•
APMEA: The Company-operated margin percent for the quarter and year decreased primarily due to higher labor, occupancy and other costs, and negative comparable guest counts, partly offset by a higher average check. In addition, new restaurant openings, mainly in China, negatively impacted the quarter and year. Similar to other markets, new restaurants in China initially open with lower margins that grow significantly over time.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Food & paper	33.6%	33.7%	33.7%	34.0%
Payroll & employee benefits	25.6	25.6	25.6	25.3
Occupancy & other operating expenses	23.6	22.9	23.2	22.5
Total expenses	82.8%	82.2%	82.5%	81.8%
Company-operated margins	17.2%	17.8%	17.5%	18.2%
Selling, General & Administrative Expenses
SELLING, GENERAL & ADMINISTRATIVE EXPENSES
Dollars in millions

Years Ended December 31,	2013	2012	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$740.0	$781.8	(5)%	(5)%
Europe	703.1	695.1	1	0
APMEA	355.3	353.4	1	1
Other Countries & Corporate	587.2	624.9	(6)	(6)
Total	$2,385.6	$2,455.2	(3)%	(3)%

•
Selling, general and administrative expenses decreased $69.6 million or 3% (3% in constant currencies) for the year due to lower incentive-based compensation, partly offset by higher employee costs. Also contributing to this decrease is the comparison to costs in the prior year related to the 2012 London Olympics and 2012 Worldwide Owner/Operator Convention.

•
Selling, general and administrative expenses as a percent of revenues decreased to 8.5% for the year 2013 compared with 8.9% for 2012, and as a percent of Systemwide sales decreased to 2.7% for the year 2013 compared with 2.8% for 2012.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Gains on sales of restaurant businesses	$(69.9)	$(71.9)	$(199.4)	$(151.5)
Equity in earnings of unconsolidated affiliates	(11.0)	(32.1)	(78.2)	(143.5)
Asset dispositions and other (income) expense, net	(4.5)	10.0	30.4	51.5
Total	$(85.4)	$(94.0)	$(247.2)	$(243.5)

•
The Company's sale of restaurants to its franchisees are aimed at achieving an optimal ownership mix in each market. Gains on sales of restaurant businesses increased for the year primarily due to more stores sold in Australia. The quarter was impacted by lower gains on fewer stores sold in Europe, mostly offset by higher gains in China from sales to developmental licensees.

•	The decrease in equity in earnings of unconsolidated affiliates for the quarter and year reflected lower operating results, primarily in Japan.

•
Asset dispositions and other expense for the quarter and year decreased primarily due to the favorable resolution of certain liabilities, partly offset by lower gains on property sales and unconsolidated partnership dissolutions. The decrease for the year also reflects lower asset retirements.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended December 31,	2013	2012	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	$945.0	$933.2	1%	1%
Europe	867.3	840.6	3	0
APMEA	351.3	380.2	(8)	1
Other Countries & Corporate	36.8	43.8	(16)	17
Total	$2,200.4	$2,197.8	0%	1%
Years Ended December 31,	2013	2012	Inc/ (Dec)	Increase Excluding Currency Translation
U.S.	$3,779.3	$3,750.4	1%	1%
Europe	3,370.6	3,195.8	5	4
APMEA	1,479.7	1,566.1	(6)	0
Other Countries & Corporate	134.7	92.3	46	86
Total	$8,764.3	$8,604.6	2%	3%

•	Operating Income: Operating income increased $2.6 million or 0% (increased 1% in constant currencies) for the quarter and increased $159.7 million or 2% (3% in constant currencies) for the year.

•
U.S.: Operating results for the quarter and year reflected a benefit from lower selling, general and administrative expenses and a negative impact from lower Company-operated margin dollars. Higher franchised margin dollars also contributed to results for the year.

•
Europe: Constant currency operating results for the quarter and year were driven by higher Company-operated and franchised margin dollars. The quarter was negatively impacted by lower other operating income.

•	APMEA: Constant currency operating results for the quarter and year reflected higher franchised margin dollars, mostly offset by lower Company-operated margin dollars.
Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin was 31.2% for the years 2013 and 2012.

Interest Expense

•
Interest expense increased 3% for the quarter primarily due to higher average interest rates. For the year, interest expense increased 1% due to higher average debt balances, partly offset by lower average interest rates.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012
Interest income	$(4.7)	$(5.1)	$(15.2)	$(28.1)
Foreign currency and hedging activity	(1.8)	0.5	8.0	8.9
Other (income) expense, net	18.2	4.8	45.1	28.2
Total	$11.7	$0.2	$37.9	$9.0
Income Taxes

•	The effective income tax rate was 32.0% and 32.5% for the quarters 2013 and 2012, respectively, and 31.9% and 32.4% for the years 2013 and 2012, respectively.

•
The 2013 effective income tax rate for the year included a tax benefit of nearly $50 million, reflecting the retroactive impact of certain tax benefits as a result of the American Taxpayer Relief Act of 2012.

Outlook
The Company expects many of the challenges faced in 2013 to persist in 2014, namely heightened competitive activity, continued consumer price sensitivity and ongoing cost pressures. While the Company does not provide specific guidance on earnings per share, the following information is provided to assist in forecasting the Company's future results.

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 2.5 percentage points to 2014 Systemwide sales growth (in constant currencies), most of which will be due to the 949 net restaurants (1,098 net traditional openings less 149 net satellite closings) added in 2013.

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point change in comparable sales for either the U.S. or Europe would change annual diluted earnings per share by about 4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full year 2014, the total basket of goods cost is expected to increase 1.0%-2.0% in the U.S. and Europe.

•
The Company expects full-year 2014 selling, general and administrative expenses to increase approximately 8% in constant currencies, with fluctuations expected between the quarters. The increase is primarily due to the impact of below target 2013 incentive-based compensation, expenses associated with our Worldwide Owner/Operator Convention and sponsorship of the Winter Olympic games, and costs related to other initiatives.

•	Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full year 2014 to increase approximately 5-7% compared with 2013.

•
A significant part of the Company's operating income is generated outside the U.S., and about 40% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 65% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by about 25 cents.

•
The Company expects the effective income tax rate for the full-year 2014 to be 31% to 33%. Some volatility may be experienced between the quarters resulting in a quarterly tax rate that is outside the annual range.

•
The Company expects capital expenditures for 2014 to be between $2.9-$3.0 billion. Over half of this amount will be used to open new restaurants. The Company expects to open about 1,500-1,600 restaurants including about 500 restaurants in affiliated and developmental licensee markets, such as Japan and Latin America, where the Company does not fund any capital expenditures. The Company expects net additions of between 1,000-1,100 restaurants. The remaining capital will be used to reinvest in existing locations, in part through reimaging. Over 1,000 restaurants worldwide are expected to be reimaged, including locations in affiliated and developmental licensee markets that require no capital investment from the Company.

•	The Company expects to return approximately $5 billion to shareholders through dividends and share repurchases in 2014.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At December 31,	2013	2012	Inc/ (Dec)
U.S.*	14,278	14,157	121

Europe
Germany*	1,468	1,440	28
France	1,298	1,260	38
United Kingdom	1,222	1,208	14
Italy	480	457	23
Spain	461	444	17
Russia	413	356	57
Other	2,260	2,203	57
Total Europe	7,602	7,368	234

APMEA
Japan*	3,164	3,279	(115)
China	1,957	1,705	252
Australia	920	896	24
Taiwan	409	387	22
Other	3,468	3,187	281
Total APMEA	9,918	9,454	464

Other Countries & Corporate
Canada*	1,427	1,417	10
Brazil	812	731	81
Other	1,392	1,353	39
Total Other Countries & Corporate	3,631	3,501	130

Systemwide restaurants	35,429	34,480	949

Countries	119	119	0

*	Reflected the following satellites: At December 31, 2013 - U.S. 973, Germany 195, Japan 677, Canada 428; At December 31, 2012 - U.S. 997, Germany 184, Japan 817, Canada 443.

SYSTEMWIDE RESTAURANTS BY TYPE

At December 31,	2013	2012	Inc/ (Dec)
U.S.
Conventional franchised	12,739	12,605	134
Company-operated	1,539	1,552	(13)
Total U.S.	14,278	14,157	121

Europe
Conventional franchised	5,317	5,127	190
Developmental licensed	231	224	7
Total Franchised	5,548	5,351	197
Company-operated	2,054	2,017	37
Total Europe	7,602	7,368	234

APMEA
Conventional franchised	1,086	944	142
Developmental licensed	2,353	2,083	270
Foreign affiliated	3,589	3,663	(74)
Total Franchised	7,028	6,690	338
Company-operated	2,890	2,764	126
Total APMEA	9,918	9,454	464

Other Countries & Corporate
Conventional franchised	1,213	1,193	20
Developmental licensed	2,163	2,043	120
Total Franchised	3,376	3,236	140
Company-operated	255	265	(10)
Total Other Countries & Corporate	3,631	3,501	130

Systemwide
Conventional franchised	20,355	19,869	486
Developmental licensed	4,747	4,350	397
Foreign affiliated	3,589	3,663	(74)
Total Franchised	28,691	27,882	809
Company-operated	6,738	6,598	140
Total Systemwide	35,429	34,480	949

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about our plans and future performance, including those under Outlook. These statements use such words as “may,” “will,” “expect,” “believe” and “plan.” They reflect our expectations and speak only as of the date of this report. We do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements.
Our business and execution of our strategic plan, the Plan to Win, are subject to risks. The most important of these is whether we can remain relevant and a brand customers trust. Meeting customer expectations is complicated by the risks inherent in our global operating environment. Challenging economic conditions continue to pressure our operating and financial performance. In particular, in some of our major markets, IEO segments may remain stagnant or experience modest growth, reflecting broad-based consumer caution, price sensitivity, and intensifying competitive activity by both traditional and non-traditional competitors. Further, certain menu, pricing and promotional decisions may continue to yield results below desired levels and could continue to negatively impact sales, guest counts and market share. As our business model is built around growing comparable sales to realize margin leverage, given these conditions and persistent cost pressures, we expect our results for 2014 will remain challenged.
We have the added challenge of the cultural and regulatory differences that exist within and among the more than 100 countries where we operate. Initiatives we undertake may not have universal appeal among different segments of our customer base and can drive unanticipated changes in guest counts and customer perceptions. Our operations, plans and results are also affected by regulatory, tax and other initiatives around the world, notably the focus on nutritional content and the sourcing, processing and preparation of food “from field to front counter,” as well as industry marketing practices.
These risks can have an impact both in the near- and long-term and are reflected in the following considerations and factors that we believe are most likely to affect our performance.
Our ability to remain a relevant and trusted brand and to increase sales and profits depends largely on how well we execute the Plan to Win and our global growth priorities.
The Plan to Win addresses the key drivers of our business and results - people, products, place, price and promotion - and we are focused on our three global growth priorities that represent the greatest opportunities under our Plan to Win: optimizing our menu, modernizing the customer experience and broadening accessibility to our brand. The quality of our execution depends mainly on the following:

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Our ability to anticipate and respond effectively to trends or other factors that affect the IEO segment and our competitive position in the diverse markets we serve, such as spending patterns, demographic changes, trends in food preparation, consumer preferences and publicity about us, all of which can drive perceptions of our business or affect the willingness of other companies to enter into site, supply or other arrangements with us;

•	Our continued innovation in all aspects of the McDonald's experience to differentiate the McDonald's experience in a way that balances value with margin levels;

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The impact of changes to our value menu, which has been and will continue to be an important component of our overall menu strategy; our ability to continue robust menu development and manage the complexity of our restaurant operations; our ability to adapt our plans to deliver a locally-relevant experience in a highly competitive, value-driven operating environment; our ability to leverage promotional or operating successes across markets; and whether sales gains associated with new product introductions are sustained;

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The risks associated with our franchise business model, including whether our franchisees have the experience and financial resources to be effective operators and remain aligned with us on operating, promotional and capital-intensive initiatives, especially during periods of underperformance, and the potential impact on us if they experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subject to litigation;

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The success of our tiered approach to menu offerings; the impact of pricing, product, marketing and promotional plans on sales and margins; and our ability to adjust these plans to respond quickly to changing economic and competitive conditions;

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Our ability to drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours, and motivate our restaurant personnel and our franchisees to achieve consistency and high service levels so as to improve perceptions of our ability to meet expectations for quality food served in clean and friendly environments;

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Our plans for restaurant reimaging and rebuilding, and whether we are able to identify and develop restaurant sites consistent with our plans for net growth of Systemwide restaurants and achieve our sales and profitability targets;

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Our ability to respond effectively to adverse perceptions about the quick-service category of the IEO segment or about our food (including its nutritional content and preparation), promotions and premiums, such as Happy Meal toys (collectively, our "products"), how we source the commodities we use, and our ability to manage the potential impact on McDonald's of food-borne illnesses or product safety issues;

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The success of our sustainability initiatives to support our brand ambition of good food, good people and good neighbor, which will require Systemwide coordination and alignment, including with our franchisees, and whether we will be effective in addressing these and other matters of social responsibility in a way that inspires trust and confidence;

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The costs and risks associated with our increasing use of technological and digital systems (e.g., point-of-sale and other in-store systems or platforms) that support our Systemwide restaurants; the risk that we will not fully realize the benefits of the significant investments we are making to enhance the customer experience; the potential for system performance failures, security breaches involving our systems or those of third-party providers; legal risks associated with data collection, protection and management, in particular as it relates to information we collect when we provide technology-related services to franchisees; and litigation risk involving intellectual property rights;

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The impact of campaigns by labor organizations and activists, including through the use of social media and other mobile communications and applications, to promote adverse perceptions of the quick-service category of the IEO segment or our brand, management, suppliers or franchisees, or to promote or threaten boycotts, strikes or other actions involving the industry, McDonald’s or our suppliers and franchisees;

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The impact of events such as boycotts or protests, labor strikes and supply chain interruptions (including due to lack of supply or price increases) that can adversely affect us or the suppliers, franchisees and others that are also part of the McDonald's System and whose performance has a material impact on our results;

•	Our ability to recruit and retain qualified personnel to manage our operations and growth; and

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Whether we will be able to develop an effective and compelling global digital strategy in the future that will enhance customer engagement and whether competitor loyalty initiatives will impact our ability to attract customers, particularly as these initiatives become established and customer acquisition costs (i.e., switching costs) increase.

Our results and financial condition are affected by global and local market conditions, and the prolonged challenging economic environment can be expected to continue to pressure our results.
Our results of operations are substantially affected by economic conditions, both globally and in local markets, and conditions can also vary substantially by market. The current global environment has been characterized by persistently weak economies, high unemployment rates, inflationary pressures and volatility in financial markets. Many major economies, both advanced and developing, are still facing ongoing economic issues. In the U.S., these include concerns about the long-term direction of federal fiscal policies. In many European markets, consumer and business confidence and spending remain muted. Important markets in Asia have also been experiencing slower growth rates. Uncertainty about the long-term environment could derail any potential improvements in economic activity for 2014.
These conditions have pressured our performance, adversely affecting sales, guest counts and/or our market share in many markets, including some major markets. We are also facing increasing competition from an expanded set of competitors that include many non-traditional market participants such as conventional retailers and coffee shops. To address this environment, we are intensifying our focus on value as a driver of guest counts through menu, pricing and promotional actions. These actions can adversely affect our margin percent and therefore we expect that margins will remain under pressure. The key factors that can affect our operations, plans and results in this environment are the following:

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Whether our strategies will be effective in enabling market share gains, which have been achieved at declining rates in recent periods, while at the same time enabling us to achieve our targeted operating income growth despite the current adverse economic conditions, resurgent competitors and an increasingly complex and costly advertising environment;

•	The effectiveness of our supply chain management to assure reliable and sufficient product supply on favorable terms;

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The impact on consumer disposable income levels and spending habits of governmental actions to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers;

•	The impact on restaurant sales and margins of ongoing commodity price volatility, and the effectiveness of pricing, hedging and other actions taken to address this environment;

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The impact on our margins of labor costs that we cannot offset through price increases, and the long-term trend toward higher wages and social expenses in both mature and developing markets, which may intensify with increasing public focus on matters of income inequality;

•	The impact of foreign exchange and interest rates on our financial condition and results;

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The challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest, all of which are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment;

•	The nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment charges that reduce our earnings; and

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The impact of changes in our debt levels on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants.

Increasing legal and regulatory complexity will continue to affect our operations and results in material ways.
Our legal and regulatory environment worldwide exposes us to complex compliance, litigation and similar risks that affect our operations and results in material ways. In many of our markets, including the United States and Europe, we are subject to increasing regulation, which has increased our cost of doing business. In developing markets, we face the risks associated with new and untested laws and judicial systems. Among the more important regulatory and litigation risks we face and must manage are the following:

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The cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, including where inconsistent standards imposed by governmental authorities can adversely affect popular perceptions of our business and increase our exposure to litigation or governmental investigations or proceedings;

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The impact of new, potential or changing regulations that can affect our business plans, such as those relating to product packaging, marketing and the nutritional content and safety of our food and other products, as well as the risks and costs of our labeling and other disclosure practices, particularly given varying legal requirements and practices for testing and disclosure within our industry, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers;

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The impact of nutritional, health and other scientific studies and conclusions, which constantly evolve and often have contradictory implications, but nonetheless drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that could be material to our business;

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The impact of litigation trends, particularly in our major markets, including class actions, labor, employment and personal injury claims, litigation with or involving our relationship with franchisees, landlord/tenant disputes and intellectual property claims (including often aggressive or opportunistic attempts to enforce patents used in information technology systems); the relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings; the cost and other effects of settlements or judgments, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products; and the scope and terms of insurance or indemnification protections that we may have;

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Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices;

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The risks and costs to us, our franchisees and our supply chain of the effects of climate change, greenhouse gases, energy and water resources, as well as the increased public focus, including by governmental and non-governmental organizations, on these and other environmental sustainability matters (e.g., packaging and waste, animal health and welfare and land use) and the increased pressure to make commitments or set targets and take actions to meet them, which could expose the Company to market, operational and execution costs or risks, particularly when actions are undertaken Systemwide;

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The increasing focus on workplace practices and conditions and costs and other effects of compliance with U.S. and overseas regulations affecting our workforce and labor practices, including those relating to wage and hour practices, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination, and our exposure to reputational and other harm as a result of perceptions about our workplace practices or conditions or those of our franchisees;

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Disruptions in our operations or price volatility in a market that can result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs or government-mandated closure of our or our suppliers' operations, and the cost and disruption of responding to governmental investigations or proceedings, whether or not they have merit;

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The legal and compliance risks and costs associated with privacy, data protection and similar laws, particularly as they apply to children, the potential costs (including the loss of consumer confidence) arising from alleged security breaches of information systems, and the risk of resulting criminal penalties or civil liability related to such breaches;

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The impact on our operations of tax and other regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs; and

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The impact of changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, changes in tax accounting or tax laws (or related authoritative interpretations), particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere, and the impact of settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope.

Trading volatility and price of our common stock may be affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these, some of which are outside our control, are the following:

•	The continuing unpredictable global economic and market conditions;

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Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•	Changes in financial or tax reporting and accounting principles or practices that materially affect our reported financial condition and results and investor perceptions of our performance;

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Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald's may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

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The impact on our results of other corporate actions, such as those we may take from time to time as part of our continuous review of our corporate structure in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.